Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of May 23, 2011 between Virolab, Inc. (the “Company”) and Matthew M. Loar (“Loar”) (or collectively referred to as the “Parties”).  The Company desires to retain Loar in the position of Chief Financial Officer to have the benefits of his expertise and knowledge.  Loar, in turn, desires to be employed by the Company as its Chief Financial Officer.  The Parties, therefore, enter into this Agreement to establish the terms and conditions of Loar’s employment as Chief Financial Officer of the Company.

In consideration of the mutual covenants and representations contained in this Agreement, the Company and Loar agree as follows:

1. Employment of Loar; Duties.  The Company agrees to employ Loar, and Loar agrees to be employed by the Company, as the Chief Financial Officer (“CFO”) of the Company.  In his role as CFO of the Company, Loar shall report to the Company’s Chief Executive Officer (the “CEO”).  As the CFO, Loar’s key duties will include the normal and customary duties of such position described in exhibit A and such other duties as the Company and Loar shall agree from time to time.  Loar will use his specialized expertise, independent judgment and discretion in executing his job duties.  Loar shall devote all of his time, interest and efforts reasonably necessary to the fulfillment of his duties and responsibilities under this Agreement.

2. Employment Period.  Loar shall serve as CFO of the Company for a period of four years, and this Agreement shall thereafter renew automatically for successive one-year periods, unless his employment is otherwise terminated pursuant to the terms set forth in this Agreement.

3. Place of Employment.  Loar and the Company agree that during the Employment Period, his services will be performed at the Company’s principal offices currently in Foster City, California, subject to any necessary travel requirements of his position and duties hereunder.

4. Base Salary.  On completion of five million dollars in financing the Company shall begin to pay Loar at the rate of $225,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as recommended by the CEO and agreed to by the Company’s Board of Directors (the “Board”).

5. Bonus Compensation.  So long as Loar has not been terminated for Cause, as defined in Section 10.2 below, Loar will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2012 fiscal year.  Loar’s annual bonus target shall be 75% of his

6. base salary, as adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics (“Plan Targets”) to be determined by the Board.

7. Equity Compensation.  As soon as practicable following the date hereof, Loar shall be granted an option to purchase up to 900,000 shares of the Company’s Common Stock under the terms of the Company’s 2010 Stock Option Plan.  Options typically are granted at the next meeting of the Company’s Board of Directors following your commencement of employment. The exercise price for this option will be $0.10.  Following your formal written acceptance of the stock option grant, the option will vest in accordance with the following schedule:

(a)	the option will vest with respect to 1/16th of the total number of shares purchasable upon exercise of the option (6.25% of the total option grant) after three months of continuous employment; and

(b)
the option will vest with respect to an additional 1/48th of the option shares (approximately 2.08333% of the total option grant) at the close of each month during the remaining term of the option, so that the entire option is vested after four years of continuous employment.

Notwithstanding the foregoing, in the event of a closing of a Change of Control (as defined below) transaction, all your option from this agreement and others shall immediately vest and become fully exercisable.

“Change of Control” shall mean (a) a sale or disposition of all or substantially all of the assets of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger, or reorganization; or (c) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include (i) any consolidation with a wholly owned subsidiary of the Company; (ii) any consolidation or merger effected exclusively to change the domicile of the Company or (iii) any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

Please note that at present the Company’s shares are not listed on any stock exchange, publicly traded or qualified for sale to the public.  Any issuance, offer or sale of the Company’s shares (including shares issuable upon exercise of your option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

8. Employee Benefits.

9. For so long as Loar is employed by the Company, Loar will be entitled to participate in the same employee benefits plans generally available to the Company’s other executive and managerial employees, subject to the terms of the applicable plans, including: (i) all health insurance benefits provided to the Company’s exempt employees; (ii) paid vacation in accordance with the Company’s policies and procedures in effect with respect to the Company’s other senior officers (for which the days selected for Loar’s vacations shall be scheduled at a mutually agreeable time for the Company and Loar), provided, that Loar shall receive not less than 14 days of paid vacation per year and such days shall accrue if not used pursuant to the Company’s standard vacation policies; and (iii) eligibility to participate in any profit sharing or other retirement plan maintained by the Company for its executive employees.

a. Upon completion of $5 million dollars in financing the Company shall obtain and maintain coverage for Loar under a director and officer insurance policy during the term of his employment that is equal to or comparable to the same coverage provided to the Company’s other executive officers.

10. Indemnification by the Company.  To the fullest extent permitted by law, the Company agrees to indemnify and hold Loar harmless for any actions made in good faith while performing his duties under this Agreement.

11. Non-Disclosure of Confidential and Proprietary Information.  Loar confirms that he has previously executed and delivered to the Company the Company’s standard form of Employee Confidential Information and Inventions Agreement.  Loar acknowledges and agrees that such Agreement remains in full force and effect and that he is not in breach thereof.

12. Termination.

12.1 Severance.  If after ninety days of employment Loar is terminated other than for “Cause” or if he resigns as a result of a “Constructive Termination,” then Loar shall be offered, in exchange for a release of all claims, a lump sum severance payment equal to 12 months base salary and a lump sum payment equal to 50% of all bonus payments made in the 12 months prior to the end of employment date, as then determined.

12.2 For purposes of this Agreement, “Cause” means:

a. Commission of an act (i) which is a felony, involving moral turpitude or dishonesty, or constituting common law fraud, (ii) having a material adverse effect on the business or affairs of the Company or its affiliates or shareholders, or (iii) constituting gross negligence in the performance of Loar’s duties hereunder;

b. Intentional or willful misconduct or refusal to follow the written lawful instructions of the Board; or

c. Intentional or willful breach of the material terms of this Agreement, his Employee Confidential Information and Inventions Agreement or any other agreement between Loar and the Company.

d. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

12.3 Resignation  Due to “Constructive Termination”.  For purposes of this Agreement, resignation as a result of “Constructive Termination” means that any of the following is undertaken without Loar’s express written consent and Loar resigns from the Company within 30 days of such action:

a. A substantial diminution in Loar’s title, duties, or compensation;

b. A substantial increase in Loar’s duties without a mutually agreeable increase in compensation;

c. A relocation of Loar’s principal business office to a location more than 50 miles from Foster City, California; or

d. The Company’s material breach of this Agreement that remains uncured for 30 days following Loar’s written notice of such breach to Board.

12.4 Continued Affiliation With the Company. Loar’s stock options granted pursuant to this Agreement shall continue to vest for so long as Loar is affiliated with the Company either as an employee or as a Board member or has been retained as a consultant.

12.5 Effect of Termination For “Cause”.  Upon any termination of this Agreement for Cause, the Company will have no further obligation to make any payment to Loar, under this Agreement or otherwise, except for the salary and vacation accrued as of the date of termination.  In addition, Loar’s entitlement to participate in any Company benefit plans shall immediately cease as of the date of termination, except as otherwise required by law.

12.6 Cooperation with Company At Termination of Employment.  Upon termination of this Agreement by either party, Loar shall cooperate fully with Company in providing an orderly transition of all Loar’s pending work.  Upon the mutual agreement of the Parties, Loar also may provide such full-time or part-time services as Company may reasonably require during all or any part of the period following any notice of termination given by either party.

12.7 Return of Company Property Upon Termination.  Upon termination of Loar’s employment, Loar shall return all originals and copies of the Company’s property in Loar’s possession or control, including equipment, devices, vehicles, keys, computers, and including materials, memoranda, records, reports, recordings, customer lists or other documents, and specifically including any documents or computer disks or records containing confidential information, trade secrets or other proprietary information

12.8 Nature of Employment.  Loar represents to the Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be provided in accordance with this Agreement.  In addition, while employed with the Company, Loar shall not, whether for compensation or otherwise, directly or indirectly perform any services or acts for any person or entity who is in competition with any business, services or products being offered for sale or produced by the Company.  Loar shall not own an interest in, participate in or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal, of any corporation, partnership, proprietorship, firm, association, person, or other entity that directly or indirectly compete with the services and business of Company.

13. Nonsolicitation Upon Termination of Employment.

13.1 Nonsolicitation of Clients.  Loar agrees all customers or clients of the Company for which Loar provides services during Loar’s employment are solely the clients of the Company and not of Loar.  Loar agrees that both while employed and for a period of one year after the termination of this Agreement for any reason, Loar shall not, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company’s clients or prospective clients.

13.2 Nonsolicitation of Employees.  Loar agrees the Company has invested substantial time and effort and resources in assembling, training and managing its present staff of personnel, which constitutes a significant asset of the Company.  Accordingly, Loar agrees that both while employed and for a period of one year after the termination of this Agreement for any reason, Loar will not directly or indirectly solicit any of the Company’s employees to leave their employment with the Company.

14. Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Loar at the last address he has filed in writing with the Company or, in the case of the Company, to the General Counsel or Chief Executive Officer at the Company’s principal executive offices.

15. Binding Agreement.  This Agreement shall be binding upon Loar and the Company on and after the date of this Agreement.  The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company and any successor of the Company.

16. Integration.  This Agreement and the stock option agreement entered into pursuant to Section 6 above constitute the entire understanding of Loar and the Company with respect to the subject matter herein and supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof.  To the extent any of the referenced agreements are inconsistent with this Agreement, the terms of this Agreement shall control.  This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the Parties.

17. Construction.  Each party has reviewed this Agreement.  Therefore the normal rule of construction that any ambiguity or uncertainty in any writing shall be interpreted against the party drafting the writing shall not apply to any action on this Agreement.

18. Governing Law.  This Agreement shall be governed by the laws of the State of California, and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

19. Severability.  Any provision of this Agreement which is prohibited or unenforceable by any court of competent jurisdiction will immediately become null and void, leaving the remainder of this Agreement in full force and effect. Any such prohibition or unenforceability in any court of competent jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

VIROLAB, INC.

Dated: May 20, 2011	By:	/s/ Ricardo Rosales

Ricardo Rosales, Ph.D.
Chairman of the Board

Dated: May 23, 2011	By:	/s/ Matthew M. Loar

Matthew M. Loar

EXHIBIT A
Virolab, Inc.
Chief Financial Officer Responsibilities

SUMMARY
Oversee financial operations to insure adequate controls and compliance with reporting obligations. Consistent with the guidance of the Chief Executive Officer and the Board of Directors, lead and direct all financial activities of the company including accounting, financial planning and analysis, treasury, financial reporting, audit, tax, mergers and acquisitions and capital structure. Responsible for overall accounting policies and practices, the maintenance of fiscal records, and the preparation of financial reports.

PRIMARY RESPONSIBILITIES

1.	Oversee funds, securities, receipts and disbursements of the corporation.

2.	Maintain or oversee books of accounts and records of the corporation as required to comply with company’s statutory and other reporting obligations.

3.
Establish and maintain an appropriate level of internal control consistent with regulatory requirements for public companies and the goals established by the Chief Executive Officer and the Board of Directors.

4.
Provide financial leadership and strategic advice in the development of financial policies and procedures in a manner that supports the achievement of the company’s strategic and operating goals and objectives.

5.	Oversee financial and budgetary planning process and regularly review performance compared to plan.

6.	Together with the Chief Executive Officer, co-manage business relationships and evaluate potential transactions.

7.
Interpret, analyze and present financial information for the Chief Executive Officer and Board of Directors in order to facilitate an understanding of the financial issues and options, and to provide assistance in evaluating business decisions.

8.	Establish and maintain sound relationships with investors, financial institutions, auditors, attorneys and investment bankers.

9.	Together with the Chief Executive Officer, co-lead financing negotiations with potential investors, financial institutions and investment bankers.

Act as primary management contact for the Audit Committee of the Board of Directors and communicate appropriately to ensure the committee has all necessary information for the fulfillment of its responsibilities.

10.	Establish investor relations function concurrent with or subsequent to public trading of the company’s common stock.

11.	Other duties as assigned by the Chief Executive Officer or Board of Directors.